Exhibit 5.1

PRIVATE & CONFIDENTIAL

8 January 2021

Amryt Pharma plc
Dept 920a
196 High Road
Wood Green
London N22 8HH
United Kingdom

Re: Amryt Pharma plc

Dear Sirs,

1.	INTRODUCTION

1.1
We are acting as English legal advisers to Amryt Pharma plc, a company incorporated under the laws of England and Wales with registered number 12107859 (the “Company”), in connection with the listing of 16,000,000 ordinary shares of £0.06 each in the capital of the Company (the “Issued Shares”), in the form of American depositary shares each representing 5 ordinary shares on the Nasdaq Global Select Market (the “Listing”).

1.2
In this opinion “Registration Statement” means the registration statement on Form F-1 originally filed by the Company with the Securities and Exchange Commission of the United States on 8 January, 2021 pursuant to the Securities Act of 1933 of the United States, as amended (the “Securities Act”).

1.3
We are solicitors qualified in England and Wales.  We express no opinion as to any law other than English law as applied by English courts and reported and in effect on the date of this opinion.  No opinion is expressed as to matters of fact.  By giving this opinion, we do not assume any obligation to notify you or any other person of any changes in law following the date of this opinion which may affect the opinion expressed herein, or to otherwise update this opinion in any respect.

1.4	This opinion and any non–contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.

1.5	This opinion is not designed to and is not likely to reveal fraud, misrepresentation, bribery or corruption by any person.

8 January, 2021

2.	DOCUMENTS WHICH WE HAVE EXAMINED AND ENQUIRIES WHICH WE HAVE MADE

2.1	For the purpose of giving this opinion, we have examined copies of:

2.1.1
(i) the certificates of incorporation of the Company and (ii) the articles of association of the Company as adopted by a special resolution of the Company on 29 July 2020, in each case as obtained as part of the Company Registry Searches (as defined below);

2.1.2	the shareholders’ resolutions passed at a general meeting of the Company held on 29 July 2020 obtained as part of the Company Registry Searches (as defined below); and

2.1.3	the minutes of a meeting of the board of directors of the Company held on 7 December 2020.

2.2
On 7 January 2021, at 5.15 p.m. (London), we carried out an online search of the Companies House service operated by the Registrar of Companies in England and Wales in respect of the Company (the “Company Registry Searches”).

2.3
Legalinx Ltd has made, on 7 January 2021, at 10.02 a.m. (London), an enquiry in respect of the Company with the Central Registry of Winding–Up Petitions maintained by the Insolvency and Companies List in London (the “Central Registry Searches”).

2.4	For the purposes of giving this opinion we have relied on a certificate given by the General Counsel of the Company.

2.5
Except as stated above, we have not for the purpose of this opinion examined any agreements, documents or corporate records entered into by or affecting the Company or made any other enquiries concerning the Company.

3.	ASSUMPTIONS

3.1	This opinion is based upon the assumption (which may or may not be the case) that:

3.1.1
Authenticity: all documents (including copy documents) examined by us are authentic, accurate and complete and all signatures and seals thereon (if any) are genuine, and any document examined by us which is in draft form, will be in the same form when finalised;

3.1.2	Effective documents: all documents examined by us and/or on which we base this opinion are up–to–date and effective;

3.1.3
Solvency: the Company was solvent at the time of agreeing to allot and issue the Issued Shares and did not become insolvent as a result of entering into the arrangements in connection with which the Issued Shares were to be allotted and issued; and the Company has not entered into any composition or arrangement with its creditors (or any class of them);

8 January, 2021

3.1.4	Consideration: consideration at least equal to the nominal value of the Issued Shares and any premium was actually received by the Company;

3.1.5	Filings: the records available from the Registrar of Companies and the Central Registry of Winding–Up Petitions are complete, accurate and up–to–date;

3.1.6
Directors: the directors of the Company have: (a) been validly appointed; and (b) acted in good faith and have complied with their duties under all applicable laws and the articles of association of the Company in force at the relevant time;

3.1.7
No breach: the Company was not, by reason of the allotment and issue of the Issued Shares or related matters, in breach of any of its obligations under any agreement, licence, authorisation, consent or similar document;

3.1.8
Misconduct etc.: neither the Company, nor any person employed by or acting on behalf of the Company, was, is, or will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the relevant agreements, which might render any such agreement, or any transaction contemplated thereby or any associated activity illegal, void or voidable;

3.1.9
No offer: no transferable securities of the Company have been offered or will be offered to the public in the United Kingdom except in accordance with a relevant exemption to the requirement to publish a prospectus in the United Kingdom; and

3.1.10
Regulatory requirements: the Company and each other party involved in any offer of the Issued Shares or in their allotment or issue or in the Listing has complied with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”), any applicable secondary legislation made under it and any other requirements of any regulatory authority the rules of which the Company or any such party is subject to with respect to anything done by them in relation to such matters in, from or otherwise involving the United Kingdom (including sections 19 (general prohibition) and 21 (financial promotion) of FSMA).

4.	OPINION

4.1
Based on the documents referred to in paragraph 2 of this opinion and subject to the assumptions contained in paragraph 3 and to the qualifications contained in paragraph 5 and to any matters not disclosed to us, it is our opinion that the Issued Shares have been validly issued, are fully paid and are not subject to any call for the payment of further capital.

8 January, 2021

5.	QUALIFICATIONS

5.1	This opinion is subject to the qualifications contained in this section.

5.2
Searches: The records of the Registrar of Companies and the Central Registry of Winding–Up Petitions may not be complete, accurate and up–to–date.  In particular, the Central Registry of Winding–Up Petitions may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London.  Searches at Companies House and at the Central Registry of Winding–Up Petitions are not capable of revealing whether or not a winding–up petition or a petition for the making of an administration order has been presented and, further, notice of a winding–up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned.  The presentation of a petition for the winding-up of the Company may be subject to temporary restrictions imposed by Schedule 10 of the Corporate Insolvency and Governance Act 2020 in response to the coronavirus pandemic.

5.3
Set–off etc.: We express no opinion as to the existence of equities, rights of set–off, counterclaims, liens, charges and encumbrances which are not registrable in England and Wales and which may have arisen and not been so registered.

5.4	Insolvency etc.: This opinion is subject to all insolvency and other laws affecting the rights of creditors (whether secured or unsecured) generally.

5.5	Unlawful communications: An agreement which is entered into in consequence of an unlawful communication may be unenforceable pursuant to FSMA.

6.	RESPONSIBILITY

6.1
This opinion is addressed to you in connection with the Registration Statement.  Save as set out in paragraph 6.2, this opinion is not to be used or relied upon for any other purpose or by any other person or circulated, quoted or otherwise referred to without, in each case, our written permission.

6.2
We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations promulgated thereunder.

6.3	This opinion is given by Gibson, Dunn & Crutcher UK LLP which assumes liability for and is solely responsible for it.

8 January, 2021

Yours faithfully,

/s/ Gibson, Dunn & Crutcher UK LLP
GIBSON, DUNN & CRUTCHER UK LLP